Exhibit 10.22

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this 19th day of November, 2008, by and between Hawker Beechcraft Corporation (the “Company”), Hawker Beechcraft, Inc. (“HBI”), and Edgar R. Nelson (“Employee”).

WHEREAS, Employee was employed by the Company as the Senior VP of Product Development & Engineering; and

WHEREAS, THE Employee and the Company have agreed that, effective as of December 1, 2008 (the “Retirement Date”), Employee will retire from his position as Senior VP of Product Development & Engineering for the Company; and

WHEREAS, pursuant to the terms of separate Subscription Agreements dated as follows, entered into by and between the Employee and HBI, the Employee made the following share purchases: (i) on March 26, 2007, the Employee purchased a total of 1,755.3 shares of HBI common stock for a purchase price of $10.00 per share, (ii) on April 26, 2007, the Employee purchased a total of 11,081.2 shares of HBI common stock for a purchase price of $10.00 per share, and (iii) on March 28, 2008, the Employee purchased a total of 2,000 shares of HBI common stock for a purchase price of $12.50 per share (such purchased shares in the aggregate to be referred to as the “Purchased Shares”); and

WHEREAS, in connection with the Employee’s entry into the initial Subscription Agreement and purchase of the first tranche of Purchased Shares, the Employee became party to an Amended and Restated Shareholders Agreement with HBI dated as of May 3, 2007 (the Shareholders Agreement”); and

WHEREAS, on March 26, 2007, upon the sale of Raytheon Aircraft Company, Raytheon cashed in all unvested restricted stock awards (“RSAs”) granted to Raytheon Aircraft employees at $52.17 per share and created the Hawker Beechcraft Corporation Retention Program, designed to pay employees the value of their RSAs on their original vesting dates. The Company granted the Employee the option of investing the value of the Retention Program, which resulted in the amount of 24, 665.9 shares of HBI common (the “Restricted Shares”), all of which will have vested as of Employee’s Retirement Date; and

WHEREAS, pursuant to Section 6.1 of the Shareholders Agreement, upon the Employee’s Retirement Date, HBI shall have the right to purchase for cash all or any portion of his Purchased Shares and vested Restricted Shares, as well as any shares purchased by Employee as a result of any exercise of stock options by the Employee (the “Equity Call Option”) at their Fair Market Value (as defined in the Shareholders Agreement) on the date of HBI’s exercise of the Equity Call Option; and

WHEREAS, upon the approval of the HBI Board of Directors , HBI will exercise the Equity Call Option effective as of the Retirement Date to the extent stated herein and based upon the mutual agreements stated herein; and

WHEREAS, in connection with the Employee’s retirement, the parties have agreed to a separation package and the resolution of any and all disputes between them;

NOW, THEREFORE, IT IS HEREBY AGREED by and between Employee and the Company as follows:

1. Severance Compensation and Accrued Vacation: Employee will receive salary continuance payments for a twelve-(12) month period, from December 1, 2008 through December 4, 2009 at Employee’s base pay as of December 1, 2008, subject to normal statutory withholding. The Employee shall receive any payroll amounts earned, accrued or owing but not yet paid to Employee up through and including the Final Payroll Date, including, but not limited to any benefits accrued or earned, which will be distributed in accordance with the terms of the applicable benefit plans and programs of the Company. The Employee shall receive any vacation time earned and accrued or owing but not yet paid to Employee up through and including December 1, 2008, according to the Exempt Employee Vacation Policy existing as of December 1, 2008.

2. Equity Call Option: Pursuant to the Equity Call Option by HBI and approval of the HBI Board of Directors, Employee will receive, no later than January 9, 2009, a lump sum cash payment equal to the Equity Call Purchase Price, which shall be equal to the fair market value on the Retirement Date, in consideration for HBI’s re-purchase of 39,502.4 shares of Hawker Beechcraft Inc. common stock purchased by or awarded to the Employee.

3. Vested Options: As a result of the Employee’s retirement as stated herein, and pursuant to the Nonqualified Stock Option Agreements entered into between HBI and the Employee, the following options shall vest on the Retirement Date or the end of the revocation period for the Release, whichever is later: (i) a total of 17,060 shares of the Employee’s 85,300.2 Time-Vesting Options that vested on March 26, 2008; (ii) a total of 17,060 shares of Time-Vesting Options that vest as a result of the retirement; (iii) a total of 9,595.9 of the Employee’s 47,979.1 Performance-Vesting, Type A Options that vested as a result of achievement of the EBITDA target for 2007; (iv) a total of 9,595.9 of the Employee’s Performance-Vesting, Type A Options if the EBITDA Target for the year of retirement is met; (v) a total of 9,595.9 of the Employee’s 47,979.1 Performance-Vesting, Type B Options that vested as a result of achievement of the EBITDA target for 32007; and (vi) a total of 9,595.9 of the Employee’s Performance-Vesting, Type B Options, if the EBITDA Target for the year of retirement is met. The Employee may exercise all or any part of the total number of vested Options, 53,311.8 in total, at any time prior to the earliest to occur of the tenth (10th) anniversary of the Date of Grant and 5:00 p.m. (Eastern Time) on the ninetieth (90th) day following the date of the Participant’s retirement. The Employee may exercise all or any part of the Vested Portion of the 9,595.9 shares of Performance-Vesting, Type A Options and 9,595.9 shares of Performance-Vesting, Type B Options at any time prior to the earliest to occur of the tenth (10th) anniversary of the Date of Grant and 5:00 p.m. (Eastern Time) on the ninetieth (90th) day following the date the Participant is notified in writing by the Company whether the Target for the year of retirement has been attained, and thus, whether such options have vested. All other HBI options held by the Employee other than the Vested Options shall become null and void, and be unexercisable and of no further force and effect, as of the Retirement Date or the end of the revocation period for the Release, whichever is later.

4. Fringe Benefits: You may continue, on an active employee basis, in Company-sponsored welfare benefit plans, except for Long-Term Disability, Flexible Spending Accounts, and Company Travel Insurance, for the period of time you are on severance. If you are not eligible to participate in an employer-sponsored medical plan at the end of this period, COBRA benefits will be made available at that time for a period not to exceed eighteen (18) months. Your 401(k) deductions will cease effective your last day worked.

5. Reduction of Separation Benefits: The Company and HBI each reserve the right to make deductions in accordance with applicable law for any monies owed to the Company or HBI, respectively, by the Employee or the value of the Company or HBI property that the Employee has retained in his possession.

6. (a) Employee, for and in consideration of the commitments of the Company and HBI as set forth in paragraphs 1 through 4 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company and HBI, their affiliates, subsidiaries and parents, and their officers, directors, employees, and agents, and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Employee ever had, now has, or hereafter may have, whether known or unknown, or which Employee’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Employee’s employment to the Final Payroll Date, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship with the Company and/or HBI, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act, the Fair Labor Standards Act (29 U.S.C. 201 et seq.), the Kansas Act Against Discrimination (K.S.A. 44-1001 et seq.), the Kansas Age Discrimination in Employment Act (K.S.A. 44-1111 et seq.), the Kansas Wage Payment Act (K.S.A. 44-313 et seq.), and any other claims under any federal, state, or local common law, statutory, or regulatory provision, now or hereafter recognized including, but not limited to, breach of contract, unlawful retaliation, and defamation, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b) To the fullest extent permitted by law, Employee represents and affirms that (i), Employee has not filed or caused to be filed on Employee’s behalf any claim for relief against the Company, HBI or any Releasee and, to the best of Employee’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company, HBI or any Releasee on Employee’s behalf; and (ii), Employee has no knowledge of any improper, unethical or illegal conduct or activities that Employee has not already reported to any supervisor, manager, department head, human resources representative, agent or other representative of the Company and/or HBI, to any member of the Company’s legal or compliance departments, or to the ethics hotline; and (iii) Employee will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company, HBI or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the Final Payroll Date. For the avoidance of doubt, nothing herein shall prevent Employee from cooperating, in good faith, with any governmental investigation or inquiry upon appropriate request or demand by the authorities, but in any such case, Employee agrees to provide the Company with immediate notice that such request or demand has been made, except in any case where notification to the Company is strictly prohibited by the governmental authority.

(c) Employee does not waive any rights or release any claims arising out of or resulting from events which occur after the Retirement Date.

7. In further consideration of the payments described in paragraphs 1 through 4, Employee agrees that Employee will not file, charge, claim, sue or cause or permit to be filed, charged or claimed, any civil action, suit or legal proceeding seeking equitable or monetary relief (including damages, injunctive, declaratory, monetary or other relief) for himself involving any matter released in paragraph 6. In the event that suit is filed in breach of this covenant not to sue, it is expressly understood and agreed that this covenant shall constitute a complete defense to any such suit. In the event any Releasee is required to institute litigation to enforce the terms of this paragraph, Releasees shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement. Employee further agrees and covenants that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Employee will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding.

8. (a) Confidentiality. Employee agrees that Employee shall not directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Employee during Employee’s employment by the Company or a subsidiary.

(b) Continued Cooperation. Employee acknowledges that Company may need to consult with Employee from time to time on a reasonable basis after Employee’s Retirement Date on matters that Employee had worked on prior to the Retirement Date. Employee agrees to continue to cooperate with Company and to provide any such information as is reasonably requested by Company.

(c) Non-Disparagement. Employee further agrees that Employee will not disparage or subvert the Company or HBI, or make any statement reflecting negatively on the Company, on HBI, on their affiliated corporations or entities, or on any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company and HBI, Employee’s employment and Employee’s retirement, irrespective of the truthfulness or falsity of such. The Company and HBI will undertake reasonable commercial efforts to ensure that their employees and owners do not disparage Employee or make any public statements reflecting negatively on Employee, irrespective of the truth or falsity of such.

9. Employee understands and agrees that the payments, benefits and agreements provided in this Agreement, to the extent specifically set forth as such herein, are being provided to Employee in consideration for Employee’s acceptance and execution of, and in reliance upon Employee’s representations in, this Agreement, and that they are greater than the payments, benefits and agreements, if any, to which the Employee would have received if Employee had not executed this Agreement.

10. Employee acknowledges and agrees that the Company previously has satisfied any and all obligations owed to Employee under any employment agreement or offer letter Employee has with the Company and, further, that this Agreement fully supersedes any prior agreements or understandings, whether written or oral, between the parties. Employee acknowledges that, except as set forth expressly herein, neither the Company, HBI, the Releasees, nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, or written or oral.

11. Employee agrees not to disclose the terms of this Agreement to anyone, except his/her spouse, attorney and, as necessary, tax/financial advisor. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

12. Employee represents that Employee does not presently have in his/her possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Employee’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Employee while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Employee acknowledges that all such Corporate Records are the property of the Company.

13. Employee agrees and recognizes that should Employee breach any of the obligations or covenants set forth in this Agreement, the Company and HBI will have no further obligation to provide Employee with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Employee acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

14. Employee further agrees that the Company and HBI shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits relating to or arising out of any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company and/or HBI may be entitled. Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding relating to or arising out of this Agreement, including without limitation, any action commenced by the Company or HBI for preliminary and permanent injunctive relief or other equitable relief, may be brought in Kansas, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers by personal service or by registered or certified mail, return receipt requested, or by overnight express courier service, addressed to Employee at the home address which Employee most recently communicated to the Company in writing.

15. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Kansas.

16. Employee certifies and acknowledges as follows:

(a) That Employee has read the terms of this Agreement, and that Employee understands its terms and effects, including the fact that Employee has agreed to RELEASE AND FOREVER

DISCHARGE the Company and HBI and each and everyone of its affiliated entitles from any legal action arising out of Employee’s employment relationship with the Company and the termination of that employment relationship;

(b) That Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges is adequate and satisfactory to Employee and which Employee acknowledges is in addition to any other benefits to which Employee is otherwise entitled;

(c) That Employee has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d) That Employee does not waive rights or claims that may arise after the date this Agreement is executed;

(e) That the Company has provided Employee with a period of twenty-one (21) days within which to consider this Agreement, and that Employee has signed on the date indicated below after concluding that this Agreement is satisfactory to Employee; and

(f) Employee acknowledges that this Agreement may be revoked by Employee within seven (7) days after Employee’s execution, and it shall not become effective until the expiration of such seventh day revocation period. Any revocation within this period must be submitted, in writing, to Company and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered to Rich Jiwanlal, or his designee, or mailed to Rich Jiwanlal, 10511 E. Central, Wichita, KS 67206, and postmarked within seven (7) calendar days of Employee’s execution of this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Kansas, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. In the event of a timely revocation by Employee, this Agreement will be deemed null and void and the Company and HBI will have no obligations hereunder.

Intending to be legally bound hereby, Employee, the Company, and HBI have executed the foregoing Separation of Employment Agreement and General Release this 19 day of November, 2008.

EDGAR R. NELSON		HAWKER BEECHCRAFT CORPORATION

/s/ Edgar R. Nelson		By:	/s/ Gail E. Lehman

Witness:	/s/ Nita Long
Name:
Title:

HAWKER BEECHCRAFT INC.

By:	/s/ Gail E. Lehman
Name:
Title: